                                                                     EXHIBIT 2.1



                              ACQUISITION AGREEMENT

                                 by and between

                              MEDIANEWS GROUP, INC.

                                       and

                               AT&T BROADBAND, LLC

                          dated as of December 1, 2000



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                                TABLE OF CONTENTS

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ARTICLE I -- DEFINITIONS........................................................................................1
     1.1        Definitions.....................................................................................1

ARTICLE II -- SALE OF INTERESTS; CLOSING........................................................................6
     2.1        Purchase and Sale...............................................................................6
     2.2        Allocation of Purchase Price....................................................................6
     2.3        Wire Instructions...............................................................................6
     2.4        Pension Plan and Trust..........................................................................6
     2.5        Closing.........................................................................................7

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF AT&T BROADBAND.................................................7
     3.1        Organization....................................................................................7
     3.2        Authorization; No Conflicts.....................................................................7
     3.3        LLC Interests...................................................................................8
     3.4        Succession of Interest..........................................................................8
     3.5        Financial Statements............................................................................8
     3.6        No Material Adverse Effect......................................................................8
     3.7        Employment Matters..............................................................................8
     3.8        Brokers' Fees...................................................................................9
     3.9        Litigation......................................................................................9

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF BUYER..........................................................10
     4.1        Organization...................................................................................10
     4.2        Authorization; No Conflicts....................................................................10
     4.3        Purchase for Purpose of Investment.............................................................10
     4.4        Brokers' Fees..................................................................................10

ARTICLE V -- COVENANTS.........................................................................................10
     5.1        Conduct of the Business........................................................................10
     5.2        Access to Information..........................................................................11
     5.3        Public Announcements...........................................................................11
     5.4        Taking of Necessary Action.....................................................................11
     5.5        Other Agreements...............................................................................12
     5.6        Employees......................................................................................12
     5.7        Buyer Transfers................................................................................16
     5.8        Waiver.........................................................................................16
     5.9        Post-Closing Payments..........................................................................16
     5.10       AT&T Broadband Affiliate Transfers.............................................................18
     5.11       Schedules......................................................................................18
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ARTICLE VI -- CONDITIONS.......................................................................................19
     6.1        Conditions of Purchase.........................................................................19
     6.2        Conditions of Sale.............................................................................19

ARTICLE VII -- INDEMNIFICATION.................................................................................21
     7.1        Indemnification of Buyer.......................................................................21
     7.2        Indemnification of AT&T and AT&T Broadband.....................................................21
     7.3        Indemnification Mechanics......................................................................22
     7.4        Indemnification Sole Remedy....................................................................23

ARTICLE VIII -- TAX MATTERS....................................................................................23
     8.1        Allocation and Forms...........................................................................23
     8.2        Filing Responsibility..........................................................................23
     8.3        Cooperation and Exchange of Information........................................................24
     8.4        Refunds........................................................................................24

ARTICLE IX -- TERMINATION......................................................................................24
     9.1        Termination....................................................................................24
     9.2        Effect of Termination..........................................................................24

ARTICLE X -- MISCELLANEOUS.....................................................................................25
     10.1       No Survival of Representations and Warranties..................................................25
     10.2       Notices........................................................................................25
     10.3       Entire Agreement; Amendment....................................................................26
     10.4       Counterparts...................................................................................26
     10.5       Governing Law..................................................................................26
     10.6       Consent to Jurisdiction........................................................................26
     10.7       Expenses.......................................................................................27
     10.8       Third-Party Beneficiaries......................................................................27
     10.9       Successors and Assigns.........................................................................27
     10.10      Headings.......................................................................................27
     10.11      Interpretation; Absence of Presumption.........................................................27
     10.12      Severability...................................................................................27
     10.13      Specific Performance...........................................................................27
     10.14      No Consequential Damages.......................................................................28
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SCHEDULES:

         Schedule 3.1 - Limited Liability Company Agreement of the Company
         Schedule 3.5 - Company Financial Statements
         Schedule 3.7 - Employment Matters
         Schedule 5.6 - Employees
         Schedule 5.6(b) - Accrued and Unused Vacation and Sick Leave

         Schedule 5.6(g) - Severance Plan

EXHIBITS:

         Exhibit A - Form of Consent and Release
         Exhibit B - Form of Release

                              ACQUISITION AGREEMENT

         This ACQUISITION AGREEMENT (this "Agreement"), dated as of December 1, 2000 by and between MediaNews Group, Inc., a Delaware corporation ("Buyer"), and AT&T Broadband, LLC ("AT&T Broadband"), a Delaware limited liability company (the successor by conversion to Tele-Communications, Inc., a Delaware corporation ("TCI")) and a wholly owned subsidiary of AT&T Corp., a New York corporation ("AT&T"), and which owns all of the outstanding limited liability company interests of Kearns-Tribune, LLC, a Delaware limited liability company (the "Company").

                                   WITNESSETH:

         WHEREAS, the Company is the successor by mergers to Kearns-Tribune Corporation, a Utah corporation ("K-T Corp."), and, by virtue of such mergers, has succeeded to the ownership of the Salt Lake Tribune (the "Tribune");

         WHEREAS, AT&T Broadband owns all of the outstanding limited liability company interests (the "LLC Interests") of the Company;

         WHEREAS, AT&T Broadband wishes sell to Buyer and Buyer wishes to purchase from AT&T Broadband all of the LLC Interests;

         WHEREAS, AT&T Broadband and Buyer are entering into this Agreement to provide for such purchase and sale and to establish various rights and obligations in connection therewith;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person, and, if such a Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any person who is controlled by any such member or trust. As used in this definition, "control" (including, with correlative meanings, "controlled" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

         "Agreement" shall have the meaning set forth in the Preamble.

         "AT&T" shall have the meaning set forth in the Preamble.

         "AT&T Broadband" shall have the meaning set forth in the Preamble.

         "AT&T Broadband Plans" shall have the meaning set forth in Section 3.7(b).

         "AT&T Broadband Required Regulatory Approvals" shall mean any consent, approval, order or authorization of, registration, declaration or filing with any Governmental Entity by AT&T Broadband or by the Company, the failure of which to make or obtain would reasonably be expected to have a Material Adverse Effect.

         "AT&T - K-T Mergers" shall have the meaning set forth in Section 3.4.

         "Business" shall mean the ownership and operation of the Tribune.

         "Business Employees" shall have the meaning set forth in Section 5.6.

         "Buyer Required Regulatory Approvals" shall mean any consent, approval, order or authorization of, registration, declaration or filing with any Governmental Entity by Buyer, the failure of which to make or obtain would reasonably be expected to have a Material Adverse Effect.

         "Cap" shall have the meaning set forth in Section 5.9.

         "Cash Flow" shall have the meaning set forth in Section 3.5.

         "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sec. 906 et seq. -- ---

         "Closing" shall mean the consummation of the purchase and sale of the LLC Interests as contemplated by this Agreement.

         "Closing Date" shall have the meaning set forth in Section 2.6(a).

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall have the meaning set forth in the Preamble.

         "Company Financial Statements" shall have the meaning set forth in
Section 3.5.

         "Containers" shall mean (a) underground storage tanks (as defined in RCRA) and (b) above-ground storage tanks which have a capacity of 100 gallons or more.

         "Contract" shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale agreement, purchase order, mortgage, deed of trust, license, permit, concession, grant, franchise, commitment, guarantee, other evidence of indebtedness or other binding arrangement, understanding or agreement, whether or not written.



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         "Damages" shall mean costs, losses, liabilities, damages, lawsuits, deficiencies, claims, taxes and expenses (whether or not arising out of third-party actions or governmental examinations, inspections or audits) actually suffered or sustained by the relevant party, including interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

         "Delaware LLC Act" shall mean the Delaware Limited Liability Company Act, as amended.

         "Determination" shall mean a "determination" as defined by Section 1313(a) of the Code or any similar state, local or foreign provision.

         "DNPC" shall mean Deseret News Publishing Company, a Utah corporation.

         "Environment" shall mean any surface water, groundwater, drinking water supply, land surface or subsurface strata, or ambient air, including, without limitation, any indoor location.

         "Environmental Laws" shall mean all Federal, state and local statutes, regulations, ordinances, rules, regulations and written government agency policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever. Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation, transportation or cleanup of Hazardous Materials; air, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands, and natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing.

         "Environmental Permits" shall mean governmental licenses, permits, registrations, approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws.

         "Environmental Violation" shall have the meaning set forth in Section 5.9(a).

         "ERISA" shall have the meaning set forth in Section 3.7(b).

         "ERISA Affiliate" shall have the meaning set forth in Section 3.7(b).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Facility" shall mean any facility as defined in CERCLA.

         "FCC" shall mean the Federal Communications Commission.

         "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis.


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

         "Governmental Entity" shall mean any supranational, national, state, municipal or local government or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

         "Hazardous Materials" shall mean pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials prohibited, limited or regulated by any Environmental Law, including without limitation any (i) "hazardous substance" as defined in CERCLA, and (ii) "hazardous waste" as defined in RCRA.

         "HSR Act" shall mean the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

         "Income Tax" shall mean any Tax based upon or measured by net income.

         "Indemnified Party" shall have the meaning set forth in Section 7.3(a).

         "Indemnifying Party" shall have the meaning set forth in Section
7.3(a).

         "IRS" shall mean the Internal Revenue Service.

         "Joint Operating Agreement" shall mean the Agency Agreement, originally entered into on August 12, 1952, by and between K-T Corp. and DNPC, as amended effective January 1, 1983.

         "K-T Corp." shall have the meaning set forth in the first "WHEREAS" clause of this Agreement.

         "K-T Merger Sub" shall have the meaning set forth in Section 3.4.

         "Laws" shall mean common law or other laws, statutes, rules, regulations, decrees, ordinances, orders and codes.

         "Lien" shall mean any lien (statutory or otherwise), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

         "Litigation" shall mean the meaning set forth in Section 3.9.

         "LLC Agreement" shall mean the Limited Liability Company Agreement of the Company, dated as of January 20, 1999, executed by AT&T Broadband as the sole member of the Company, together with any and all amendments thereto.

         "LLC Interests" shall have the meaning set forth in the second "WHEREAS" clause of this Agreement.



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         "Management Agreement" shall mean the Management Agreement, dated as of
July 31, 1997, by and between the Company and SLT Publishing.

         "Material Adverse Effect" shall mean a material adverse effect on the condition (financial or other), results of operations, assets, liabilities or business of the Company, other than any such effect arising from general industry or economic conditions.

         "NAC" shall mean the Newspaper Agency Corporation, jointly owned by the Company and DNPC.

         "Option Agreement" shall mean the Option Agreement, dated as of July 31, 1997, by and between the Company and SLT Publishing.

         "Option Exercise Period" shall have the meaning set forth in Section
5.7.

         "Option Exercise Price" shall have the meaning set forth in Section
2.2.

         "Original Merger" shall have the meaning set forth in Section 3.4.

         "Pension Plan" shall have the meaning set forth in Section 2.5.

         "Person" or "person" shall mean an individual, corporation, association, partnership, limited liability company, group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), joint venture, trust or unincorporated organization, other form of business or legal entity or a Governmental Entity.

         "Purchase Price" shall have the meaning set forth in Section 2.1.

         "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6902 et seq.

         "Real Property" shall have the meaning set forth in Section 5.9(a).

         "Release" shall mean any spill, discharge, leak, emission, escape, injection, dumping, disposal or other release or threatened release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is required, including, without limitation, any Release which is subject to CERCLA.

         "Section 1060 Forms" shall have the meaning set forth in Section
8.1(a).

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "SLT Publishing" shall mean the Salt Lake Tribune Publishing Company, LLC, a Utah limited liability company.

         "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, unmined minerals, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

         "Tax Proceeding" shall have the meaning set forth in Section 8.3.

         "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Taxing Authority" shall mean any Governmental Entity having jurisdiction over the assessment, Determination, collection or other imposition of Tax.

         "TCI" shall have the meaning set forth in the Preamble.

         "TCI KT Merger Sub" shall have the meaning set forth in Section 3.4.

         "Transactions" shall have the meaning set forth in Section 3.2.

         "Tribune" shall have the meaning set forth in the first "WHEREAS" clause of this Agreement.

         "Trust" shall have the meaning set forth in Section 2.5.


                                   ARTICLE II
                           SALE OF INTERESTS; CLOSING

         2.1 Purchase and Sale. At the Closing and subject to the terms and conditions set forth herein, AT&T Broadband shall sell, convey, assign, transfer and deliver to Buyer its ownership of the LLC Interests, in exchange for $200,000,000 in cash (the "Purchase Price") paid by Buyer.

         2.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the assets of the Company in accordance with Section 8.1.

         2.3 Wire Instructions. At least two business days prior to the Closing Date, AT&T Broadband shall deliver to Buyer written wire transfer instructions designating the account or accounts to which the Purchase Price shall be paid by Buyer.

         2.4 Pension Plan and Trust. AT&T Broadband or its Affiliate shall assume, prior to the Closing Date, sponsorship of the Kearns-Tribune Pension Plan (the "Pension Plan") and its related Trust (the "Trust"), responsibility for administration of the Plan and all liability for payment of all benefits under the Pension Plan, and neither the Pension Plan nor the Trust nor any assets or liabilities thereunder shall be transferred to Buyer.

         2.5 Closing.

         (a) Payment and Delivery. On the terms and conditions of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the closing of the Transactions (the "Closing"): (i) AT&T Broadband shall cause the Company's books and records to reflect the transfer of the LLC Interests to Buyer in accordance with the LLC Agreement and the Delaware LLC Act, and shall make any necessary filings to reflect the transfer of such interests, and (ii) Buyer will pay to AT&T Broadband the Purchase Price by wire transfer to the account or accounts designated by AT&T Broadband.

         (b) Location. Subject to the terms and conditions hereof, the Closing will be held in New York, New York, at 10 a.m. New York time, on the fifth business day after all of the conditions to Closing set forth in Article VI which are capable of being satisfied prior to Closing have been satisfied, at the offices of Wachtell, Lipton, Rosen & Katz, or at such other time and/or place as the parties hereto may agree.


                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF AT&T BROADBAND

         AT&T Broadband represents and warrants to, and agrees with, Buyer as follows:

         3.1 Organization. AT&T Broadband and the Company are limited liability companies, in each case duly organized, validly existing and in good standing under the laws of Delaware, and both have all requisite corporate power and authority to own, operate, lease and use its properties and to carry on its business as it is being conducted on the date hereof. The Company is, or prior to the Closing will be, duly licensed, authorized or qualified as a foreign corporation or limited liability company for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so licensed, authorized or qualified would not reasonably be expected to have a Material Adverse Effect. The Company and AT&T Broadband have full corporate power and authority to consummate all of the Transactions. Attached hereto as Schedule 3.1 is a true and complete copy of the LLC Agreement. The LLC Interests have the rights, terms and conditions set forth in the LLC Agreement and the Delaware LLC Act.

         3.2 Authorization; No Conflicts. This Agreement has been duly authorized, executed and delivered by the AT&T Broadband and constitutes a valid and binding obligation of AT&T Broadband, enforceable against AT&T Broadband in accordance with its terms. The execution and delivery of this Agreement by AT&T Broadband, and the performance of this Agreement and the covenants contained in this Agreement, and the consummation of the other transactions contemplated hereby and thereby (all of the actions, events and transactions set forth in this sentence and any of the agreements in connection with such actions, events and transactions being referred to herein collectively as the "Transactions") by AT&T Broadband and the Company will not (with or without the lapse of time or the giving of notice or both) conflict with, breach, violate or result in a breach or violation of, or constitute a default under, (i) any provision of the limited liability company agreement of AT&T Broadband, or of the LLC Agreement, or (ii) any judgment, order, decree, statute, rule, regulation, arbitration award, or any other restriction of any kind or character, applicable AT&T Broadband or, to the knowledge of AT&T Broadband, to the Company or their respective properties, other than any conflicts, breaches, violations and defaults under this clause
(ii) which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         3.3 LLC Interests. All outstanding LLC Interests are duly authorized, validly issued, and owned by AT&T Broadband free and clear of all Liens and, except for the LLC Interests, there are no other equity or other membership interests of the Company authorized, issued, reserved for issuance or outstanding.

         3.4 Succession of Interest. Pursuant to the Agreement and Plan of Merger, dated April 18, 1997, by and between TCI, TCI KT Merger Sub, Inc., a Utah corporation ("TCI KT Merger Sub"), and K-T Corp., on July 31, 1997 TCI KT Merger Sub merged with and into K-T Corp., with K-T Corp. continuing as the surviving corporation (the "Original Merger"). On January 31, 2000, K-T Corp. merged with and into Kearns-Tribune Merger Corporation ("K-T Merger Sub"), and on March 5, 1999 K-T Merger Sub merged with and into the Company (the mergers of K-T Corp. into K-T Merger Sub and K-T Merger Sub into the Company are collectively defined herein as the "AT&T - K-T Mergers"). As the result of the AT&T - K-T Mergers, the Company became the legal successor in interest to K-T Corp. and, thereby, to all newspaper assets relating to the Tribune previously held by K-T Corp. Since that date, the Company has conducted the Business in the ordinary course. All consents to the AT&T - K-T Mergers which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect have been obtained as of the date hereof or will be obtained prior to the Closing.

         3.5 Financial Statements. Attached hereto as Schedule 3.5 are an unaudited balance sheets of the Company as of October 31, 2000 and December 31, 1999, income statements of the Company as of October 31, 2000 and December 31, 1999 and for the one year and nine-month periods then ended, and a statement of operating cash flow before depreciation and amortization as determined in accordance with GAAP ("Cash Flow") as of October 31, 2000 (the "Company Financial Statements").

         3.6 No Material Adverse Effect. Except as disclosed to Buyer, since September 30, 2000, there has not been and, to AT&T Broadband's knowledge, no event has occurred that would have, a Material Adverse Effect.

         3.7 Employment Matters.

         (a) Except to the extent that any noncompliance would not reasonably be expected to have a Material Adverse Effect, AT&T Broadband has complied in all material respects with all applicable Laws relating to the employment of labor, including WARN, continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, age, sex, race and disability discrimination, immigration control and the payment and withholding of Taxes.

         (b) For purposes of this Agreement, "AT&T Broadband Plans" means each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any multiemployer plan (as defined in Section 3(37) of ERISA) which is sponsored, maintained or contributed to by AT&T Broadband for the benefit of Business Employees. AT&T Broadband Plans in which a Business Employee of the Company participates are set forth in
Schedule 3.7. Except to the extent that any violation would not reasonably be expected to have a Material Adverse Effect, with respect to the AT&T Broadband Plans, none of AT&T Broadband, any of its ERISA Affiliates, any AT&T Broadband Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA), or to the knowledge of AT&T Broadband or any of its ERISA Affiliates, any AT&T Broadband Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA) is in violation of any provision of ERISA or the Code. No material "reportable event" described in Sections 4043(c)(1), (2), (3), (5), (6), (7),
(10) and (13) of ERISA, non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code), "accumulated funding deficiency" (as defined in Section 302 of ERISA) or "withdrawal liability" (as determined under Section 4201 et seq. of ERISA) has occurred or exists and is continuing with respect to any AT&T Broadband Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA), or to the knowledge of AT&T Broadband or any of its ERISA Affiliates, any AT&T Broadband Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA). After the Closing, neither Buyer nor any of Buyer's ERISA Affiliates will be required, under ERISA, the Code or any collective bargaining agreement, to establish, maintain or continue any AT&T Broadband Plan currently maintained by AT&T Broadband or any of AT&T Broadband's ERISA Affiliates.

         (c) Except as set forth on Schedule 3.7, there are no collective bargaining agreements applicable to any Person employed by the Company and the Company has no duty to bargain with any labor organization with respect to any such Person. Except as set forth on Schedule 3.7, there are not pending any unfair labor practice charges against the Company, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by it. Except as described on Schedule 3.7, neither AT&T Broadband nor the Company has any employment agreements, either written or oral, with any employee of the Company and none of the employment agreements listed on Schedule 3.7 requires AT&T Broadband or the Company, or will require Buyer or any Affiliate of Buyer, to employ any Person after the Closing.

         (d) After the Closing Date, neither the Company nor Buyer shall have any liability or obligation of any kind whatsoever under or with respect to the Pension Plan.

         3.8 Brokers' Fees. Neither AT&T Broadband nor AT&T has dealt with any broker, finder or consultant in connection with the Transactions, and no Person acting on behalf of or at the direction of AT&T Broadband or AT&T is entitled to any commission or finder's fee in connection with the sale of the LLC Interests to Buyer.

         3.9 Litigation. Except for claims made by DNPC and SLT Publishing, to AT&T Broadband's knowledge, there are no judicial or administrative claims, charges, actions, suits, proceedings or investigations ("Litigation") pending or threatened against the Company, or which question the validity of this Agreement or challenge any of the Transactions.


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

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to, and agrees with, AT&T Broadband as follows:

         4.1 Organization. Buyer is a corporation duly organized and validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement, to purchase the LLC Interests, to consummate the Transactions and to own, operate and manage the Company immediately following the Closing Date.

         4.2 Authorization; No Conflicts. This Agreement has been duly authorized, executed, and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The Transactions will not (with or without the lapse of time or the giving of notice or both) conflict with, breach, violate or result in a breach or violation of, or constitute a default under, (i) any organizational document of Buyer or (ii) any judgment, order, decree, statute, rule, regulation, arbitration award, or any other restriction of any kind or character, applicable to Buyer or its properties other than any conflicts, violations, breaches or defaults under this clause (ii) which, individually or in the aggregate, would not reasonably be likely to have a material adverse effect on the consummation of the Transactions.

         4.3 Purchase for Purpose of Investment. Buyer is acquiring the LLC Interests for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof.

         4.4 Brokers' Fees. Buyer has not dealt with any broker, finder or consultant in connection with the Transactions, and no Person acting on behalf or at its direction is entitled to any commission or finder's fee in connection with the sale of the LLC Interests to Buyer.

                                    ARTICLE V
                                    COVENANTS

         5.1 Conduct of the Business. Except for the Transactions, and subject to the provisions of the Management Agreement, during the period from the date hereof to the earlier of the termination of this Agreement or the Closing Date, AT&T Broadband will use its reasonable best efforts to cause the Company, except as otherwise consented to or approved by Buyer in writing or as permitted or required hereby, to conduct the Business in the ordinary course and in all material respects in a manner such that the representations and warranties contained in Article III shall continue to be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specific date) as if made on and as of the Closing Date. Notwithstanding the foregoing, without the consent of Buyer, any one or more of AT&T, AT&T Broadband, and the Company may commence an action at any time during the sixty (60) day period immediately following the execution of this Agreement in any court of competent jurisdiction seeking a resolution of issues arising under the Option Agreement, including seeking a declaration that consummation of the Transactions would not breach the Option Agreement.

         5.2 Access to Information. From and after the date of this Agreement, subject to the provisions of the Management Agreement, AT&T Broadband shall use its reasonable best efforts to cause the Company, and the directors, officers, employees, agents and representatives of the Company, to afford to Buyer and its directors, officers, employees, accountants, counsel and other agents, advisors and representatives full access, in such manner as will not unreasonably interfere with the conduct of the Business, to their respective properties, books, records (financial and otherwise), internal reports, financial and operating data, and management.

         5.3 Public Announcements. Subject to each party's disclosure obligations imposed by law, AT&T, AT&T Broadband and Buyer will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the Transactions. All notices to third parties, press releases and other publicity concerning the Transactions shall be jointly planned and coordinated by AT&T, AT&T Broadband and Buyer. The terms of this Agreement, including the Purchase Price, shall remain confidential and shall not be disclosed by either party, except as such disclosure may be required by law or by any Governmental Entity (including pursuant to generally accepted accounting principles).

         5.4 Taking of Necessary Action. Each of the parties hereto agrees to use its respective reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions. Without limiting the foregoing, Buyer and AT&T Broadband agree as follows:

         (a) AT&T Broadband shall make or cause the Company to make all necessary filings in connection with the AT&T Broadband Required Regulatory Approvals promptly following the date of this Agreement, and shall use its reasonable best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such AT&T Broadband Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any AT&T Broadband Required Regulatory Approval. AT&T Broadband shall use its reasonable best efforts to resolve, or cause the Company to resolve, such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the Transactions in connection with the AT&T Broadband Required Regulatory Approvals in as expeditious a manner as possible.

         (b) Buyer shall make all necessary filings in connection with the Buyer Required Regulatory Approvals promptly following the date of this Agreement, and shall use its reasonable best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Buyer Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any Buyer Required Regulatory Approval. Buyer shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the Transactions in connection with the Buyer Required Regulatory Approvals in as expeditious a manner as possible.

         (c) Buyer shall undertake any required or desired notifications to or filings with the FCC, if any, and shall coordinate the making of such notifications or filings with counsel for AT&T and AT&T Broadband.

         (d) AT&T Broadband and Buyer shall cooperate in making any filings under the HSR Act promptly following the date of this Agreement and in seeking early termination relating to such filings.

         (e) AT&T Broadband and Buyer shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to each other copies of any filings made with a Governmental Entity promptly after the same are filed and, to the extent practicable, shall consult with the each other with respect to the obtaining of any consents, approvals and authorizations of Governmental Entities.

         (f) AT&T Broadband and Buyer shall keep each other apprised of the status of matters relating to completion of the Transactions.

         (g) In the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the Transactions as violative of applicable antitrust or competition law, each of AT&T Broadband and Buyer shall use its respective reasonable best efforts to resist or resolve such dispute.

         5.5 Other Agreements.

         (a) Management Agreement. Buyer understands, acknowledges and agrees that the Company is, and after the Closing Date will continue to be, a party to the Management Agreement and is, and after the Closing Date will continue to be, bound by the terms thereof. Without limiting the foregoing, Buyer will cause the Company to honor the terms of the Management Agreement that ensure the independence of the Tribune's reporting and editorial functions.

         (b) Option Agreement. Buyer understands, acknowledges and agrees that the Company is, and after the Closing Date will continue to be, a party to the Option Agreement and is, and after the Closing Date will continue to be, bound by the terms thereof.

         (c) Joint Operating Agreement. Following the Closing, Buyer will cause the Company to comply with its obligations under the Joint Operating Agreement, subject to all rights of the Company pursuant to the terms of the Joint Operating Agreement.

         5.6 Employees.

         (a) Schedule 5.6 hereto lists separately each position currently filled by employees of the Company ("Business Employees") and each such Business Employee's name, job title, current salary and any other compensation items (e.g., bonus, allowances, etc.), years of service, rate type (hourly or salary), accrued vacation and accrued sick leave, whether the employee is subject to an employment agreement, a collective bargaining agreement or represented by a labor organization and the current status of each employee filling such position (e.g., whether the employee is active, on short-term disability, on leave of absence, etc.). The

Company and Buyer shall use commercially reasonable efforts to retain all Business Employees, and to maintain in good standing all agreements with the individuals or entities listed on Schedule 3.7 from the execution of this Agreement through the Closing Date, but shall be under no obligation to offer any compensation or other incentives in addition to the compensation and benefits being provided in the ordinary course of the Company's business as of the date of this Agreement.

         (b) After the Closing Date and for the six-month period immediately following thereafter, the Company and Buyer shall retain all Business Employees and not terminate the employment of any such employee prior to the end of such six-month period, other than for cause or on account of any net decline in the business or programs of the Company. While employed by the Company and Buyer during such six-month period, Business Employees shall be entitled to at least the same base salary plus annual cash target bonus opportunity listed on
Schedule 5.6. Each Business Employee shall continue to be entitled, after the Closing Date, to the amount of accrued and unused vacation and accrued and unused sick leave as listed on Schedule 5.6.(b).

         (c) If the Transactions do not result in a permissible distribution event under Section 401(k) of the Code, and if the parties hereto mutually agree to do so, the parties hereto shall cooperate in arranging transfers between AT&T Broadband's 401(k) plan and Buyer's 401(k) plan with respect to the Business Employees as of the effective date of such asset transfer. If there is no plan-to-plan transfer, and if no permissible distribution is allowed, in order to permit AT&T Broadband, or its appropriate Affiliate, to make distributions to any Business Employee of the balance of such employee's 401(k) account in AT&T Broadband's or its Affiliate's tax qualified plan, if any, as soon as legally permitted, Buyer shall notify AT&T Broadband of the date of termination of such employee's employment with Buyer for any reason.

         (d) All claims, liabilities and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of AT&T Broadband or any Affiliate of AT&T Broadband or arising under any Laws affecting Business Employees incurred on or before the Closing Date or resulting from or arising from events or occurrences occurring or commencing on or before the Closing Date will remain the responsibility of AT&T Broadband, or the appropriate Affiliate of AT&T Broadband, whether or not such employees are hired by Buyer as of or after the Closing. Neither the Company nor Buyer will have nor assume any obligation or liability under or in connection with any such plan of AT&T Broadband or any Affiliate of AT&T Broadband. For purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (i) medical, dental and/or prescription drug benefits upon the rendering of the medical, dental, pharmacy or other services giving rise to the obligation to pay such benefits except with respect to such benefits provided in connection with a continuous period of hospitalization, which shall be deemed to be incurred at the time of admission to the hospital; (ii) life, accidental death and dismemberment and business travel accident insurance benefits and workers' compensation benefits, upon the death, disability, injury or accident giving rise to such benefits; and (iii) salary continuation or other short-term disability benefits, or long-term disability, upon commencement of the disability giving rise to such benefit.

         (e) AT&T Broadband or its Affiliates, will remain solely responsible for, and will indemnify and hold harmless Buyer from and against all losses arising from or with respect to, all pension, severance, medical, continuation coverage, disability and other benefits (other than accrued but unused vacation and sick leave) to which Business Employees may be entitled, as a result of their employment by the Company on or prior to the Closing Date, the consummation of the Transactions or pursuant to any applicable Laws otherwise relating to their employment prior to the Closing Date. Any liability under WARN with regard to any employee terminated on or prior to the Closing Date, or not hired by Buyer on or after the Closing Date, shall be the responsibility of AT&T Broadband or its Affiliates by which the employee was employed prior to the Closing Date.

         (f) Notwithstanding anything to the contrary herein, after the Closing Date, Buyer shall:

             (i) give each Business Employee credit for such employee's past service with the Company or AT&T Broadband and its Affiliates as of the Closing Date (including past service with any prior owner or operator of AT&T Broadband's business) for purposes of eligibility to participate in Buyer's employee welfare benefit plans (e.g. group health, disability, life, flexible spending accounts etc.), as well as for the schedule of benefits under Buyer's vacation or paid time off policies, sick leave policy and short-term disability plan to the same extent as similarly situated employees of Buyer and their dependents are permitted to participate;

             (ii) give each Business Employee credit for such employee's past service with the Company or AT&T Broadband and its Affiliates as of the Closing Date (including past service with any prior owner or operator of AT&T Broadband's business) for purposes of eligibility and vesting under any Buyer defined benefit pension and defined contribution plan to the same extent as other similarly situated employees of Buyer;

             (iii) give each Business Employee credit for such employee's past service with the Company, AT&T Broadband and its Affiliates as of the Closing Date for purposes of satisfying any waiting periods under Buyer's employee benefit plans, including any group health and disability plans to the same extent as similarly situated employees of Buyer, except to the extent such employees were subject to such limitations under the employee benefit plans of AT&T Broadband or any Affiliate of AT&T Broadband and not subject any Business Employees to any limitations on benefits for any preexisting conditions; and

             (iv) credit each Business Employee under any group health plan for any deductible amount and out-of-pocket maximums previously met by such Business Employee as of the Closing Date under any of the group health plans of AT&T Broadband or any of its Affiliates for the plan year in which the transfer of employment occurs; and

             (v) provide the Business Employees as of the Closing Date with employee benefits and compensation no less favorable in the aggregate than those employee benefits and compensation provided to similarly situated employees of Buyer.

         (g) As of the first moment of the Closing Date, Buyer shall provide, or shall cause the Company to provide, medical, dental, vision care, life insurance and disability insurance benefits to all Business Employees that are substantially similar in the aggregate to those currently provided by the Broadband at the Closing Date and as listed on Schedule 3.7, which shall contain no restrictions or limitations with respect to pre-existing conditions, except to the extent any such restrictions or limitations actually applied to such Business Employees prior to the Closing Date, nor require proof of insurability.

         (h) As soon as practicable after the Closing Date, Buyer shall establish for the benefit of all Business Employees a defined contribution plan providing benefits to Business Employees which are comparable on an overall basis to the benefits currently provided to such employees by the AT&T Long Term Savings Plan (other than investment in the employer securities).

         (i) If the Company discharges any Business Employee without cause within the twelve-month period after Closing, then Buyer or the Company shall pay severance benefits to such Business Employee in accordance with AT&T Broadband's current severance benefit plan, a summary or copy of which is attached as Schedule 5.6(g). Following such twelve-month period, such Business Employee shall be covered under Buyer's severance benefit plan, recognizing each such employee's service with the Company or AT&T Broadband and its affiliates prior to the Closing Date. For purposes of this Agreement, "cause" means:

             (i) conviction (including a plea of guilty or nolo contendere) of a crime involving theft, fraud, dishonesty or moral turpitude;

             (ii) intentional or grossly negligent disclosure of confidential or trade secret information of the Company (or any of its Affiliates) to anyone who is not entitled to receive such information;

             (iii) gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company or any of its Affiliates;

             (iv) willful violation of the Company's Code of Conduct or other written Company policies or procedures; or

             (v) repeated failure to carry out the duties of the employee's position despite specific instruction to do so.

         (j) Nothing in this Section 5.6 or elsewhere in this Agreement shall be deemed to make any employee of either Party a third party beneficiary of this Agreement.

         (k) Except as otherwise provided in this Agreement, as of the first moment of the Closing Date, all Business Employees will cease to participate as active employees in or accrue benefits under the AT&T Broadband Plans and the Company shall cease to be a participating company in each of the AT&T Broadband Plans. Thereafter, neither the Buyer nor any of its Affiliates nor any Business Employee shall assume or be entitled to participate in any AT&T Broadband Plan, except to the extent such plans provide by their terms for participation after the Closing Date or as otherwise required by law or by the terms of this Agreement.

         (l) AT&T Broadband, or its Affiliate which has assumed sponsorship of the Pension Plan, shall take such actions as may be necessary to ensure that, as soon as practicable after the Closing Date, all Business Employees with benefits accrued under the Pension Plan shall be eligible to receive a distribution of their entire accrued benefit in any form currently available under the Pension Plan as well as in the form of a lump sum distribution.

         5.7 Buyer Transfers. Until the expiration of the option exercised period set forth in Section 3 of the Option Agreement (the "Option Exercise Period"), Buyer shall not, and shall cause any subsequent purchasers to not, directly or indirectly, sell, convey, assign, deliver or otherwise transfer to DNPC or any of its Affiliates (a) any of the LLC Interests or any other interest in the Company or any successor interest or (b) any of the assets of the Company.

         5.8 Waiver. Buyer waives any and all existing and future claims, known and unknown, against AT&T and AT&T Broadband, and their respective members, managers, directors, officers, employees, subsidiaries and Affiliates, including, but not limited to, any and all existing and future claims, known and unknown, made in connection with the Management Agreement, the Option Agreement, the Joint Operating Agreement or the operation or management of the Company, K-T Corp. or the NAC, except only such claims which Buyer may be entitled to file for breach of any of AT&T Broadband's warranties pursuant to Article III of this Agreement or AT&T Broadband's indemnification obligations pursuant to Article VII of this Agreement.

         5.9 Post-Closing Payments. Upon the occurrence of any of the events hereinafter provided, Buyer shall be entitled to a payment or payments as hereinafter provided; provided, however, that the sum of all payments made by AT&T Broadband pursuant to this Section 5.9 shall not exceed $26,000,000 (the "Cap"):

         (a) Environmental Claims. If immediately prior to the Closing (i) the Company, or any real property then owned or leased by the Company (the "Real Property"), is in violation of any Environmental Law, (ii) the Company then fails to possess any valid Environmental Permit required for the operations of the Company as then operated, or the Company was not then in compliance with any of such permits, (iii) there then or previously had been any storage, treatment, generation, transportation or Release of any Hazardous Materials by the Company or any agent thereof at any Real Property or other Facility of this Company in violation of, or which immediately prior to the Closing would give rise to any obligations or the incurrence of damages under, any Environmental Laws, or (iv) any of the Real Property is listed or proposed for listing on the National Priorities List or on the Comprehensive Environmental Response, Compensation and Liability Information Systems List, both promulgated under CERCLA, or on any state or local list of sites requiring removal, remedial response or corrective actions pursuant to any Environmental Law (hereafter, individually or collectively, an "Environmental Violation") and Buyer provides written notice of such Environmental Violations on or prior to the date that is six (6) months after the Closing Date, AT&T Broadband shall make a cash payment to Buyer equal to the amount necessary to cure such Environmental Violations, and such payment shall be made by wire transfer of immediately available funds within five (5) business days of Buyer's written notification to AT&T Broadband; provided, however, that Buyer shall be entitled to provide only one notification under this clause (a); provided, further, however, that any payment to be made pursuant to this clause (a) shall not exceed the Cap less the aggregate of any payments made pursuant to Section 5.9(b), 5.9(c), 5.9(d) or 5.9(e).

         (b) Assets. If any material assets used or held for use in the Business at any point between January 1, 2000 and the Closing Date were not owned by the Company immediately prior to the Closing Date or to which the Company did not have a lawful right to use such asset immediately prior to the Closing Date pursuant to a valid lease or license under which the rental or other payments to be made in connection with such lawful right were reflected in the Cash Flow set forth on the Company Financial Statements, and Buyer provides written notice of such on or prior to the date that is six (6) months after the Closing Date, AT&T Broadband shall make a cash payment to Buyer equal to the fair market value of such assets, and such payment shall be made by wire transfer of immediately available funds within five (5) business days of Buyer's written notification to AT&T Broadband; provided, however, that Buyer shall be entitled to provide only one notification under this clause (b); provided, further, however, that any payment to be made pursuant to this clause (b) shall not exceed the Cap less the aggregate of any payments made pursuant to Section 5.9(a), 5.9(c), 5.9(d) or 5.9(e).

         (c) Cash Flow. If the Cash Flow set forth on the Company Financial Statements is less than the Cash Flow as of the date of such financial statements as reflected in audited financial statements of the Company prepared and audited by Arthur Andersen, LLC and Buyer provides written notice of such on or prior to September 30, 2001, AT&T Broadband shall make a cash payment to Buyer equal to such discrepancy, and such payment shall be made by wire transfer of immediately available funds within five (5) business days of Buyer's written notification to AT&T Broadband; provided, however, that Buyer shall be entitled to provide only one notification under this clause (c); provided, further, however, that any payment to be made pursuant to this clause (c) shall not exceed the Cap less the aggregate of any payments made pursuant to Section 5.9(a), 5.9(b), 5.9(d) or 5.9(e).

         (d) Litigation. If there is any pending or threatened Litigation relating to the Company or its assets as of the Closing Date of which AT&T Broadband then had knowledge and (except for Litigation brought by or on behalf of DNPC or SLT Publishing) for which AT&T and/or AT&T Broadband shall not be obligated to indemnify Buyer pursuant to Section 7.1 of this Agreement and, subject to Buyer's compliance with Section 7.3 of this Agreement, Buyer shall prior to the expiration of the Option Exercise Period incur any Damages with respect thereto, AT&T Broadband shall make a cash payment to Buyer equal to such Damages, and such payment shall be made by wire transfer of immediately available funds within five (5) business days of Buyer's written notification to AT&T Broadband; provided, however, that Buyer shall be entitled to provide only one notification under this clause (d); provided, further, however, that any payment to be made pursuant to this clause (d) shall not exceed the Cap less the aggregate of any payments made pursuant to Section 5.9(a), 5.9(b), 5.9(c) or 5.9(e).

         (e) Option. If, upon the exercise by SLT Publishing of its rights under the Option Agreement, SLT Publishing shall acquire the Tribune Assets (as defined in the Option

Agreement) from Buyer or its Affiliates at an option exercise price equal to the then Fair Market Value (as defined in the Option Agreement) of such assets (such price, plus the fair market value of any assets acquired by Buyer pursuant to this Agreement which (x) are retained by Buyer or the Company subsequent to such exercise, or (b) were previously transferred or disposed of by Buyer or the Company in advance of such exercise, in the event the Tribune Assets are determined to be less than all of the assets of the Company, the "Option Exercise Price"), and if the Option Exercise Price is different from the amount of the Purchase Price, a payment shall be made as hereinafter provided:

             (i) If the Option Exercise Price is greater than the Purchase Price, a cash payment shall be made by Buyer to AT&T Broadband equal to 50% of the amount by which the Option Exercise Price exceeds the Purchase Price, and such payment shall be made by wire transfer of immediately available funds within five (5) business days of the Company's receipt and acceptance of the Option Exercise Price.

             (ii) Conversely, if the Option Exercise Price is less than the Purchase Price, a cash payment shall be made by AT&T Broadband to Buyer equal to the amount by which the Purchase Price exceeds the Option Exercise Price, and such payment shall be made by wire transfer of immediately available funds within five (5) business days of Buyer's written notification to AT&T Broadband of its receipt and acceptance of the Option Exercise Price; provided, however, that any payment to be made pursuant to this clause (ii) shall not exceed the Cap less the aggregate of any payments made pursuant to Section 5.9(a), 5.9(b), 5.9(c) or 5.9(d); provided, further, however, that no cash payment shall be made pursuant to this clause (ii) if the Fair Market Value of the Tribune Assets has declined due to the mismanagement of the Company or the Tribune by Buyer.

         5.10 AT&T Broadband Affiliate Transfers. If it should be reasonably determined prior to or subsequent to the Closing Date that any interest in any asset used or held for use in the Business is owned by an Affiliate of AT&T Broadband, AT&T Broadband shall use reasonable efforts to cause such Affiliate to transfer such interest to the Company, as soon as reasonably practicable, at no cost to the Company. If AT&T Broadband is unable to transfer such interest to the Company, AT&T Broadband shall provide, or cause such Affiliate to provide, at no cost to the Company, access to the asset subject to such interest in a manner consistent with the operation of the asset and to the extent such access is reasonably required in order to operate the Business.

         5.11 Schedules. Except for Schedule 5.6(b) (which shall be delivered at Closing), the Schedules to this Agreement shall be delivered as soon as reasonably practicable after the date hereof in such form as may be reasonably satisfactory to Buyer and AT&T Broadband.

                                   ARTICLE VI
                                   CONDITIONS

         6.1 Conditions of Purchase. The obligation of Buyer to purchase and pay for the LLC Interests at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

         (a) Representations and Warranties; Covenants. Each of the representations and warranties of AT&T Broadband set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of AT&T Broadband that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date). AT&T Broadband shall have performed or caused the Company to perform in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required hereunder to be performed by AT&T Broadband or the Company at or prior to the Closing. AT&T Broadband shall have delivered to Buyer at the Closing a certificate in form and substance reasonably satisfactory to Buyer dated the Closing Date and signed by an officer of AT&T Broadband to the effects set forth above.

         (b) No Injunction. No preliminary or permanent injunction or other judgment, order, writ or decree by any Governmental Entity which prevents consummation of any of the Transactions shall have been issued and remain in effect.

         (c) Compliance with Applicable Laws. The purchase of and payment for the LLC Interests on the terms and conditions contained herein shall not violate any applicable Law or governmental regulations.

         (d) HSR Act. The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

         (e) Termination of Inter-Company Loans. Any loans payable to an Affiliate of the Company by the Company and any loans payable to the Company by an affiliate of the Company shall have been repaid in full or otherwise discharged, terminated or cancelled.

         (f) Intellectual Property. The Company is the owner, free and clear of any Liens, of the masthead of the Tribune.

         6.2 Conditions of Sale. The obligation of AT&T Broadband to sell the LLC Interests at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

         (a) Representations and Warranties; Covenants. Each of the representations and warranties of Buyer set forth in this Agreement that is qualified as to materiality or material adverse effect shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of Buyer that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date). Buyer shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required hereunder to be performed by Buyer at or prior to the Closing. Buyer shall deliver to AT&T Broadband at the Closing a certificate in form and substance satisfactory to AT&T Broadband dated the Closing Date and signed by the president or a vice-president of Buyer to the effects set forth above.

         (b) No Injunction; Litigation. No preliminary or permanent injunction or other judgment, order, writ or decree by any Governmental Entity which prevents consummation of any of the Transactions shall have been issued and remain in effect. No action or other proceeding shall have been commenced and be pending by or before any Governmental Entity seeking to enjoin consummation of the Transactions or alleging that consummation of such transactions would violate the Option Agreement. If any one or more of AT&T, AT&T Broadband and the Company shall have commenced an action at anytime during the sixty (60) day period immediately following the execution of this Agreement in any court of competent jurisdiction seeking a resolution of issues arising under the Option Agreement, including seeking a declaration that consummation of the Transactions would not breach the Option Agreement, such action shall have been resolved favorably to AT&T, AT&T Broadband and/or the Company with respect to the issue whether consummation of the Transactions would breach the Option Agreement.

         (c) Compliance with Applicable Laws. The sale of the LLC Interests on the terms and conditions contained herein shall not violate any applicable Law or governmental regulations.

         (d) HSR Act. The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

         (e) Consent and Release. Buyer shall have caused DNPC to deliver a consent to AT&T Broadband, in the form of Exhibit A, approving and consenting to
(i) the Original Merger, (ii) the AT&T - K-T Mergers and (iii) this Agreement and releasing AT&T and AT&T Broadband and their respective members, managers, directors, officers, employees, subsidiaries and Affiliates from any and all existing and future claims, known and unknown, made by DNPC in connection with
(i) the Original Merger, (ii) the AT&T - K-T Mergers and (iii) this Agreement, and such consent and release shall not have been revoked and shall be in full force and effect.

         (f) DNPC Release. Buyer shall have caused DNPC to deliver a release to AT&T Broadband, in the form of Exhibit B, releasing AT&T and AT&T Broadband, and their respective members, managers, directors, officers, employees, subsidiaries and Affiliates, from any and all existing and future claims, known and unknown, made by DNPC, including, but not limited to, any and all existing and future claims, known and unknown, made by DNPC in connection with (i) the NAC, (ii) the Joint Operating Agreement, (iii) this Agreement, (iv) the Option Agreement and (v) the Management Agreement, and such release shall not have been revoked and shall be in full force and effect.

                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1 Indemnification of Buyer. From and after the Closing Date, AT&T Broadband hereby covenants and agrees, except as may otherwise be expressly provided in this Agreement, to indemnify, defend and hold harmless, and hereby releases, Buyer and its directors, officers, employees, agents, affiliates, successors and assigns and related parties from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach, non-compliance or nonfulfillment by AT&T Broadband of any covenant, agreement or undertaking to be complied with or performed by it or the Company contained in or pursuant to this Agreement (other than any breach, non-compliance or nonfulfillment by AT&T Broadband of any covenant, agreement or undertaking to be complied with or performed by it or the Company contained in or pursuant to
Section 5.9 the indemnification for which shall be governed solely by Section 5.9), (ii) the Original Merger (except as set forth in clause (iii) below) or the AT&T - K-T Mergers, (iii) any Tax liability of the Company or otherwise pertaining to the Company's assets which arises out of the ownership of its assets or operations prior to the Closing Date or which arises out of any transaction relating to the Company occurring prior to the Closing Date; provided, however, that AT&T Broadband shall not be required to provide indemnification for, release from or defense against, and does not indemnify Buyer for, release Buyer from or defend Buyer against any Tax liability of the Company arising out of or relating to, directly or indirectly, the Original Merger that results directly or indirectly from a sale of the LLC Interests, any other interest in the Company or any assets of the Company to SLT Publishing on or before July 31, 2002.

         7.2 Indemnification of AT&T and AT&T Broadband. From and after the Closing Date, Buyer hereby covenants and agrees to indemnify, defend and hold harmless, and hereby releases, AT&T and AT&T Broadband and their members, managers, directors, officers, employees, agents, affiliates, successors and assigns and related parties from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach, non-compliance or nonfulfillment by Buyer of any covenant, agreement or undertaking to be complied with or performed by it contained in or made pursuant to this Agreement, (ii) any liability and any claim made by DNPC or any Affiliate of DNPC relating to or arising from the conduct of the Business (other than businesses disposed of prior to the date hereof) prior to, or from and after, the Closing Date or by any other Person relating to or arising from the conduct of the Business (other than businesses disposed of prior to the date hereof) from and after the Closing Date, (iii) any liability and any claim made by DNPC or any Affiliate of DNPC relating to or arising from the operation of the NAC prior to, or from and after, the Closing Date or by any other Person relating to or arising from the operation of the NAC from and after the Closing Date, (iv) any breach, non-compliance or nonfulfillment by the Company or Buyer of any covenant, agreement or undertaking to be complied with or performed by it contained in or made pursuant to the Joint Operating Agreement which arises, in the case of any claim by DNPC or any Affiliate of DNPC, from the operation of the NAC or the conduct of the Company prior to, or from and after, the Closing Date, or in the case of any claim made by any other Person, which arises from the operation of the NAC or the conduct of the Company from and after the Closing Date, (v) any breach, non-compliance or nonfulfillment by the Company or Buyer of any covenant, agreement or undertaking to be complied with or performed by it contained in or made pursuant to the Management Agreement, (vi) any breach, non-compliance or nonfulfillment by the Company or Buyer of any covenant, agreement or undertaking to be complied with or performed by it contained in or made pursuant to the Option Agreement, (vii) any and all Taxes of the Company or any subsidiary of the Company, including Tax liability of the Company arising out of or relating to, directly or indirectly, the Original Merger that results directly or indirectly from a sale of the LLC Interests, any other interest in the Company or any assets of the Company to SLT Publishing on or before July 31, 2002; provided, however, that Buyer shall not be required to provide indemnification for, release from or defense against, and does not indemnify AT&T Broadband for, release AT&T Broadband from or defend AT&T Broadband against (a) any Tax liability for the AT&T - K-T Mergers and (b) any Tax liability of the Company or otherwise pertaining to the Company's assets which arises out of the ownership of its assets or operations prior to the Closing Date or which arises out of any transaction relating to the Company occurring prior to the Closing Date, (viii) any liability to and any claim made by DNPC or any Affiliate of DNPC in connection with the sale of the LLC Interests, to Buyer, and (ix) all other claims of DNPC or any Affiliate of DNPC, of whatever kind or nature, whether now existing or whether arising at any future date. To the extent permitted under the applicable insurance policies, Buyer shall be entitled to receive the benefit of any insurance coverage in force and applicable to any claims as to which Buyer assumes liability or responsibility for payment or indemnification hereunder.

         7.3 Indemnification Mechanics.

         (a) If a claim for Damages is to be made by a party entitled to indemnification hereunder (the "Indemnified Party") against the indemnifying party (the "Indemnifying Party"), the Indemnified Party shall give written notice to the Indemnifying Party as soon as reasonably practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under Section 7.1 or
7.2. If any lawsuit or enforcement action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party as soon as reasonably practicable (and in any event within 20 business days after the service of the citation or summons); provided, however, that the failure of any Indemnified Party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual material damage caused by such failure. After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice, satisfactory to the Indemnified Party, to handle and defend the same, at the Indemnifying Party's cost, risk and expense, provided, however, that the Indemnifying Party and its counsel shall proceed with diligence and in good faith with respect thereto. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, subject to the Indemnifying Party's control of the defense and investigation of such lawsuit or action, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. No Indemnifying Party shall be permitted to settle any such lawsuit or action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that no such consent shall be required in the case of a settlement involving solely the payment of monetary damages.

         (b) The provisions of Section 7.3(a) shall not apply to any Tax Proceedings.

         7.4 Indemnification Sole Remedy. Except with respect to Damages arising out of the fraud of Buyer or AT&T Broadband and except as otherwise expressly provided herein, AT&T Broadband and Buyer hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all monetary claims arising from any breach of any warranty, covenant or agreement set forth herein, shall be pursuant to the indemnification provisions set forth in this Article.


                                  ARTICLE VIII
                                   TAX MATTERS

         8.1 Allocation and Forms.

         (a) AT&T Broadband and Buyer shall agree upon a reasonable allocation of the Purchase Price (and any liabilities assumed or treated as assumed for Tax purposes, which assumption is treated as consideration for the LLC Interests for purposes of the Code), based on fair market values and consistent with Section 1060 of the Code. Except as otherwise required pursuant to a Determination, AT&T Broadband and Buyer agree to report the Transactions for Tax purposes consistent with such allocation and take no position (including for purposes of any Tax Returns) inconsistent with such allocation. AT&T Broadband and Buyer shall cooperate in the preparation of any forms or reports required to be filed for Tax purposes pursuant to Section 1060 of the Code (including IRS Form
8594)("Section 1060 Forms").

         (b) Buyer and AT&T Broadband agree that neither of them shall take any action to modify the Section 1060 Forms following the execution thereof without the written consent of Buyer and AT&T Broadband.

         8.2 Filing Responsibility. AT&T Broadband shall prepare and file or cause the Company to prepare and file, with respect to the Company, any Tax Return for taxable periods ending on or prior to the Closing Date. Buyer shall prepare and file or cause the Company to prepare and file all other Tax Returns with respect to the Company. AT&T Broadband and Buyer agree that the Company's existence is ignored for U.S. federal income tax purposes and that the purchase and sale of the LLC Interests shall be treated for U.S. federal income tax purposes as if Buyer acquired all of the assets of the Company and that AT&T Broadband and Buyer shall file (and cause each of their Affiliates to file) all tax returns (including filing an IRS Form 8594 and any comparable form for state or local income tax purposes) consistent with this treatment.

         8.3 Cooperation and Exchange of Information. AT&T Broadband shall have the right to control, at the expense of AT&T Broadband, any audit or examination by, or contest or litigation against, any Taxing Authority (a "Tax Proceeding"), in each case, with respect to Tax returns with respect to the Company for taxable periods ended on or prior to the Closing Date. Buyer shall have the right to control any other Tax Proceeding with respect to the Company. AT&T Broadband shall furnish Buyer, and Buyer shall furnish AT&T Broadband, and Buyer and AT&T Broadband shall furnish the Company, with their complete cooperation, respectively, in connection with any Tax matter, including any Tax Proceeding.

         8.4 Refunds. Buyer and the Company shall be entitled to any refunds relating to Taxes of the Company for which Buyer or the Company is liable hereunder, and AT&T Broadband shall be entitled to any refunds relating to Taxes of the Company for which AT&T Broadband is liable hereunder.

                                   ARTICLE IX
                                   TERMINATION

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written consent of the parties hereto;

         (b) unilaterally by either Buyer or AT&T Broadband, if the Closing is not consummated on or before the later of nine months from (i) the date of this Agreement or (ii) the date AT&T, AT&T Broadband or the Company brings an action seeking resolution of issues arising under the Option Agreement in accordance with Section 5.1; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Transactions to occur on or before such date;

         (c) by AT&T Broadband or Buyer in the event any Governmental Entity of competent jurisdiction shall have issued an order, decree, injunction, judgment or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, injunction, judgment or ruling or other action shall have become final and nonappealable;

         9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the parties hereto; provided, however, that the foregoing shall not relieve any party of any liability for damages incurred as a result of any breach of this Agreement; and provided, further, however, that, in the absence of actual fraud, neither party shall be liable to the other for the inaccuracy of any representation made in this Agreement in the event of a termination.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 No Survival of Representations and Warranties. The representations and warranties contained herein and in any document, instrument, certificate or other writing delivered pursuant hereto shall not survive the Closing. Nothing contained in this Section 10.1 shall affect any covenant, agreement or undertaking contained in this Agreement or in any instrument delivered pursuant to this Agreement or pursuant to any agreement or the Transactions which covenant, agreement or understanding is to be performed from and after the Closing Date.

         10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by certified mail, return receipt requested, postage prepaid, or by a recognized air courier service, as follows:

          If to the Company or AT&T Broadband, to:

          AT&T Broadband, LLC
          188 Inverness Drive West
          Englewood, Colorado  80112
          Attention:  Michael P. Huseby
          Fax Number: (303) 858-5823

          With a copy to:

          AT&T Corp.
          295 North Maple Avenue
          Basking Ridge, New Jersey  07920
          Attention:  Marilyn J. Wasser, Esq.
          Fax Number: (908) 221-6618

          Wachtell, Lipton, Rosen &  Katz
          51 West 52nd Street
          New York, New York  10019
          Attention:  Steven A. Rosenblum, Esq.
          Fax number: (212) 403-2000

          If to Buyer, to:

          MediaNews Group, Inc.
          1560 Broadway, Suite 2100
          Denver, CO  80202
          Attention:  Joseph J. Lodovic, IV
                      Executive Vice President and Chief Financial Officer Fax number: (303) 894-9340

          With a copy to:

          Verner, Lipfert, Bernhard, McPherson and Hand, Chartered 901 15th Street, N.W., Suite 700
          Washington, DC  20005-2301
          Attention:  Howell E. Begle, Jr., Esq.
          Fax number: (202) 371-6279

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

         10.3 Entire Agreement; Amendment. This Agreement and the documents described herein or attached or delivered pursuant hereto set forth the entire agreement among the parties hereto with respect to the Transactions, and supersede all prior agreements with respect thereto. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

         10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document. Facsimile copies of executed signature pages shall have the same force and effect as original executed signature pages.

         10.5 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State without regard to conflict of laws provisions thereof.

         10.6 Consent to Jurisdiction. Buyer and AT&T Broadband irrevocably submit to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or the Transactions (and each agrees that no such action, suit or proceeding relating to this Agreement or the Transactions shall be brought by it or any of its Affiliates except in such courts). Buyer and AT&T Broadband further agree that service of any process, summons, notice or document by U.S. registered mail to such person's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Buyer and AT&T Broadband irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for th Southern District of New York or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         10.7 Expenses. Unless otherwise indicated herein and whether or not the Transactions are consummated, each of the parties hereto shall bear its own expenses in connection with the negotiation of this Agreement and consummation of the Transactions, including but not limited to, legal and accounting fees. Any transfer, sales, excise or similar Taxes arising from the Transactions shall be borne and paid by Buyer.

         10.8 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries, other than the Indemnified Parties identified in Sections 7.1 and 7.2.

         10.9 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Buyer may assign to a newly formed subsidiary all of Buyer's rights hereunder, provided that MediaNews Group, Inc. shall remain directly and fully liable for all obligations pursuant to or contained in this Agreement. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         10.10 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

         10.11 Interpretation; Absence of Presumption.

         (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) the phrase "knowledge of AT&T Broadband" or "AT&T Broadband's knowledge" shall mean the actual knowledge of AT&T Broadband.

         (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         10.12 Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

         10.13 Specific Performance. The parties hereto each acknowledge that, in view of the uniqueness of arrangements contemplated by this Agreement, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

         10.14 No Consequential Damages. Except as prohibited by Law, or as may otherwise be expressly herein provided, each party waives any right it may have to claim or recover any special, exemplary, punitive or consequential damages, or any damages other than, or in addition to, actual damages.

         IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.

                                    MEDIANEWS GROUP, INC.




                                    By:
                                       -----------------------------------------
                                       Name:  Joseph J. Lodovic, IV
                                       Title: Executive Vice President and Chief
                                              Financial Officer


                                    AT&T BROADBAND, LLC




                                    By:
                                       -----------------------------------------
                                       Name:  Michael P. Huseby
                                       Title: Executive Vice President and Chief
                                              Financial Officer